UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STAAR Surgical Company

(Name of Registrant as Specified In Its Charter)

Broadwood Partners, L.P.

Broadwood Capital, Inc.

Neal C. Bradsher

Richard T. LeBuhn

Natalie R. Capasso

Raymond A. Myers

Jason J. Martin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On November 3, 2025, Broadwood Partners, L.P., collectively with its affiliates, updated its website, www.LetSTAARShine.com, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference. The website included (i) a press release issued on October 31, 2025 by Yunqi Capital Limited, an investor in STAAR Surgical Company (the “Company”), which contained a letter to the Company’s board of directors, a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference, and (ii) an article published October 31, 2025 by Investing.com, “Alcon rejects raised bid for STAAR Surgical as shareholders revolt,” a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Company in connection with the special meeting of stockholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s stockholders for the Special Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURTIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND additional information relating to the Participants and their direct or indirect interests, by security holdings or otherwise. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on October 24, 2025 and is available here.

Exhibit 1

RESOURCES Broadwood Materials Broadwood Investor Presentation – October 2 Broadwood Proxy Statement - September 24 Broadwood Letter to Shareholders – September 24 Views of Others Yunqi Capital Issues Letter to STAAR Surgical Board Calling for Termination of the Proposed Merger with Alcon Defender Capital Opposes STAAR Surgical’s Proposed Sale to Alcon Yunqi Capital, One of STAAR Surgical Company’s Largest Shareholders, Reiterates Its Opposition to the Proposed Merger with Alcon Yunqi Capital, 5.1% Holder, Announces Intention to Vote Against the Proposed Sale to Alcon A Commentary by Two Industry Executives SIGN UP FOR UPDATES SUBSCRIBE First Name Last Name Email © 2025 Let STAAR Shine. All rights reserved. Terms of Use. Privacy Policy. Disclaimer. MEDIA August Strategic Communications Scott Deveau / Jeremy Jacobs (323) 805 - 8919 Broadwood@augustco.com INVESTOR CONTACT Saratoga Proxy Consulting, LLC John Ferguson / Joseph Mills (888) 368 - 0379 or (212) 257 - 1311 jferguson@saratogaproxy.com jmills@saratogaproxy.com HOME REASONS TO VOTE AGAINST RESOURCES PRESS/MEDIA HOW TO VOTE CONTACT

PRESS/MEDIA Media October 31, 2025 Investing.com, October 31st – Alcon rejects raised bid for STAAR Surgical as shareholders revolt October 16, 2025 Investing.com, October 16th – ISS recommendation may toll the bell for STAAR – Alcon deal, validates Broadwood October 9, 2025 Investing . com, October 9 th – Glass Lewis recommends against STAAR – Alcon merger, bolstering Broadwood’s campaign October 8, 2025 Bloomberg Opinion, October 8th – AI Insurance Is Expensive: P(doom), STAAR Surgical projections, Bitcoin life insurance and YouTube self - help September 25, 2025 CTFN, September 25 – Former CEO outlines case for shareholders to reject deal at current price September 11, 2025 Investing.com, September 11 – Exclusive: Shareholder revolt threatens Alcon’s takeover of STAAR Surgical September 2, 2025 Reuters, September 2 – STAAR shareholder Broadwood says it opposes Alcon’s proposed takeover September 2, 2025 MassDevice, September 2 – Alcon faces opposition from Staar Surgical’s largest shareholder in planned acquisition September 2, 2025 Medical Device Network, September 2 – STAAR Surgical’s largest shareholder opposes Alcon takeover Press October 24, 2025 Broadwood Partners Condemns Decision by STAAR Surgical and Alcon to Delay Final Vote on Proposed Transaction October 22, 2025 Broadwood Partners Intends to Call Special Meeting to Remove Several STAAR Surgical Directors October 20, 2025 Broadwood Partners Highlights Growing Opposition to STAAR Surgical’s Proposed Sale to Alcon October 17, 2025 Broadwood Partners Issues Letter to STAAR Surgical’s Board Urging it to Allow Timely Shareholder Vote on Alcon Sale October 15, 2025 Broadwood Partners: All Three Leading Proxy Advisory Firms Recommend STAAR Surgical Shareholders Vote “AGAINST” Sale to Alcon October 14, 2025 Broadwood Partners Comments on STAAR Surgical’s Late and Troubling Disclosure in Deeply Flawed Sale Process to Alcon October 10, 2025 Broadwood Partners Issues Letter to STAAR Surgical’s Board Questioning Its Diligence in Rush to Reaffirm Support for Alcon Sale October 8, 2025 Broadwood Partners: Leading Advisory Firm Glass Lewis Urges STAAR Shareholders to Vote “AGAINST” Sale to Alcon October 8, 2025 Broadwood Partners Questions Integrity of STAAR Surgical’s Last - Minute Forecast Change and Fairness Opinion in Sale to Alcon October 6, 2025 Broadwood Partners Issues Letter to STAAR Surgical’s Board Questioning Its Judgment in Proposed Sale to Alcon SIGN UP FOR UPDATES SUBSCRIBE First Name Last Name Email © 2025 Let STAAR Shine. All rights reserved. Terms of Use. Privacy Policy. Disclaimer. MEDIA August Strategic Communications Scott Deveau / Jeremy Jacobs (323) 805 - 8919 Broadwood@augustco.com INVESTOR CONTACT Saratoga Proxy Consulting, LLC John Ferguson / Joseph Mills (888) 368 - 0379 or (212) 257 - 1311 jferguson@saratogaproxy.com jmills@saratogaproxy.com HOME REASONS TO VOTE AGAINST RESOURCES PRESS/MEDIA HOW TO VOTE CONTACT

Exhibit 2

Yunqi Capital Issues Letter to STAAR Surgical Board Calling for Termination of the Proposed Merger with Alcon

Questions Company’s Adjournment and Postponement of the Special Meeting Without Substantive Explanation

STAAR Should Heed the Strong Shareholder Opposition Already Expressed Through the Special Meeting Voting Process

HONG KONG--(BUSINESS WIRE)--Yunqi Capital Limited (together with its affiliates and the funds it advises, “Yunqi Capital”), an investment management firm and 5.1% shareholder of STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ:STAA), today released the following letter to the Board of Directors of STAAR after its decision to postpone STAAR’s Special Meeting of Stockholders to vote on the proposed sale to Alcon Inc. (SIX/NYSE:ALC) on the terms announced on August 5, 2025.

The text of the letter to the Board is as follows:

October 31, 2025

STAAR Surgical Company
25510 Commercentre Drive
Lake Forest, CA 92630

Dear Members of the Board:

We are writing to express our deep concern regarding the Board’s decision to postpone the special meeting of stockholders of STAAR to December 3, 2025. The Company’s sudden adjournment of the special meeting scheduled for October 23 and this most recent postponement – both without any substantive explanation – indicate that the Board is attempting to revive a transaction that shareholders have already clearly signaled they do not support.

Shareholders have already delivered their verdict. Recent media coverage reported that, ahead of the special meeting scheduled for October 23, 2025, approximately 72% of STAAR’s outstanding shares had voted against the merger, and that approximately 81% had voted against the $55 million compensation package for STAAR’s executives.1 In addition, all three leading proxy advisory firms – ISS, Glass Lewis, and Egan-Jones – have recommended voting against the merger. The Board’s role is to act in the best interests of shareholders. Rather than respecting the overwhelmingly and clearly expressed will of the shareholder base, the Board appears to be prolonging a process that lacks shareholder support and is no longer viable.

[1]	“Exclusive: Roughly 72% of STAAR Surgical Shares Oppose Alcon Deal, Vote Delayed,” Yahoo Finance, Oct. 24, 2025, https://finance.yahoo.com/news/exclusive-roughly-72-staar-shares-175927651.html.

No progress has been disclosed from STAAR’s latest discussions with Alcon. The Company’s most recent public filings reveal that STAAR and Alcon initiated renewed discussions in mid-October to consider “recent developments and potential next steps.” However, shareholders have seen no indication of actual progress in the way of improved terms. According to the Company’s latest amendment to its proxy statement, as recently as October 24, 2025, Alcon had provided no commitment to increasing the consideration offered to shareholders. The only material development disclosed to shareholders has been the postponement of the special meeting to vote on the proposed merger. This lack of progress reinforces our concern that the current process and framework are not capable of producing the best value outcome for shareholders.

The Board must now prioritize its fiduciary duties. Continued delays create uncertainty, distract management, and risk further harm to the Company and its shareholders. The Board should not allow procedural maneuvering to substitute for sound judgment. We urge the Board to acknowledge the outcome that shareholders have already signaled and to take steps consistent with its fiduciary obligations to protect and enhance shareholder value.

It is also becoming increasingly clear that the Board’s composition would benefit from additional shareholder perspective and membership of a director with meaningful economic interests in the Company. I would be pleased to serve on the Board with you to provide this perspective, and I would welcome conversations with you to that end.

We remain confident in STAAR’s long-term prospects and its ability to deliver strong revenue growth and profitability. We respectfully request that the Board allow the proposed transaction with Alcon to be terminated in accordance with the direction already expressed by shareholders, and that STAAR move forward on a path to realize the significant value we believe the Company is capable of achieving.

Sincerely,

Christopher M. Wang
Founder and Chief Investment Officer
Yunqi Capital Limited

About Yunqi Capital

Yunqi Capital is a Hong Kong headquartered investment manager with over US$250 million in assets under management. The firm deploys a fundamental long-short equity strategy, with a concentrated portfolio, that is primarily invested in the equity securities of companies with a significant China connection. Yunqi Capital is led by CIO Chris Wang, an experienced portfolio manager with a strong track record of generating attractive returns on capital, controlling portfolio risk and managing investment teams.

Disclaimers

THIS IS NOT A SOLICITATION OF AUTHORITY TO VOTE YOUR PROXY. DO NOT SEND US YOUR PROXY CARD OR OTHER VOTING INSTRUCTION FORM. YUNQI CAPITAL IS NOT ASKING FOR YOUR PROXY AND WILL NOT ACCEPT PROXY CARDS IF SENT. YUNQI CAPITAL IS NOT ABLE TO VOTE YOUR PROXY, NOR DOES THIS COMMUNICATION CONTEMPLATE SUCH AN EVENT.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

The information contained or referenced herein is for information purposes only in order to provide the views of Yunqi Capital and the matters which Yunqi Capital believes to be of concern to stockholders described herein. The information is not tailored to specific investment objectives, the financial situations, suitability, or particular need of any specific person(s) who may receive the information, and should not be taken as advice in considering the merits of any investment decision. The views expressed herein represent the views and opinions of Yunqi Capital, whose opinions may change at any time and which are based on analyses of Yunqi Capital and its advisors. In addition, the information contained herein is being publicly disclosed without prejudice and shall not be construed to prejudice any of Yunqi Capital’s rights, demands, grounds and/or remedies under any contract and/or law.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “in our view”, “from our perspective”, “intends”, “estimates”, “plans”, “will be”, “would” and similar expressions. Although Yunqi Capital believes that the expectations reflected in forward-looking statements contained herein are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Yunqi Capital or the Company—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the U.S. Securities and Exchange Commission, including those listed under “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q and those related to the pending transaction involving the Company. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Yunqi Capital does not undertake any obligation to update or revise any forward-looking information or statements. Certain information included in this material is based on data obtained from sources considered to be reliable. Any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should not be viewed as factual and should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and, unless required by law, are subject to revision without notice.

Funds and investment vehicles (collectively, the “Yunqi Funds”) managed or advised by Yunqi Capital currently beneficially own shares of the Company. The Yunqi Funds are in the business of trading (i.e., buying and selling) securities and intend to continue trading in the securities of the Company. You should assume the Yunqi Funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. Consequently, Yunqi Capital’s beneficial ownership of shares of, and/or economic interest in, the Company may vary over time depending on various factors, with or without regard to Yunqi Capital’s views of the pending transaction or the Company’s business, prospects, or valuations (including the market price of the Company shares), including, without limitation, other investment opportunities available to Yunqi Capital, concentration of positions in the portfolios managed by Yunqi Capital, conditions in the securities markets, and general economic and industry conditions. Without limiting the generality of the foregoing, in the event of a change in the Company’s share price on or following the date hereof, the Yunqi Funds may buy additional shares or sell all or a portion of their holdings of the Company (including, in each case, by trading in options, puts, calls, swaps, or other derivative instruments). Yunqi Capital also reserves the right to change the opinions expressed herein and its intentions with respect to its investments in the Company, and to take any actions with respect to its investments in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

Contacts

Chris Wang
cwang@yunqipath.com

Exhibit 3

Alcon rejects raised bid for STAAR Surgical as shareholders revolt

Investing.com | Author Luke Juricic | Stock Markets

Published 10/31/2025, 10:44 AM | Updated 10/31/2025, 03:36 PM

Investing.com -- STAAR Surgical Company (NASDAQ:STAA) privately asked Alcon AG (NYSE:ALC) to sweeten its $28-per-share takeover offer, but Alcon rejected the request, according to supplemental proxy materials filed late Thursday.

The filing marks the first time STAAR has acknowledged that the deal may fail if it is not amended, stating that “the likelihood of [a failed shareholder vote] is increased if there is no amendment or modification to the existing terms of the Merger Agreement.”

The disclosure follows Investing.com’s earlier reporting that roughly 72% of outstanding shares had already voted against the merger ahead of the original October 23 meeting, suggesting the transaction was on track to be blocked.

In a new development, a source familiar told Investing.com that little over 18% of STAAR shareholders voted for the merger ahead of an October 23 shareholder meeting, while only around 8% voted for the deal’s controversial compensation package.

According to the new disclosures, STAAR’s board met repeatedly between October 15 and October 24, debating potential amendments to the merger, including a possible price increase or a new 45-day “go-shop” period that would allow the company to solicit other bids.

On the morning of October 23, hours before the now-postponed shareholder vote, CEO Stephen Farrell informed the board that Alcon had “rejected STAAR’s request that Alcon agree to an increase in the Merger Consideration.” STAAR’s directors subsequently agreed to adjourn the meeting, citing a need for more time to negotiate.

Alcon later proposed a go-shop period that would remove its matching rights and termination fee, but STAAR’s board refused to amend the merger agreement without a concurrent price bump. The board also reset the record date for voting to October 24 and pushed the special meeting back to December 3 to “allow ongoing discussions.”

Broadwood Partners, STAAR’s largest shareholder with a 27.5% stake, and Yunqi Capital, which owns about 5.1%, remain publicly opposed to the deal. All three leading proxy advisory firms, ISS, Glass Lewis, and Egan-Jones, have also urged investors to vote against it.

Yunqi further criticized STAAR on Friday, sending a letter to the company’s Board calling for the merger’s termination amid the special meeting’s postponement. The Hong Kong-based investment manager emphasized that “shareholders have already decided the vote,” and that STAAR’s discussions with Alcon have offered, “no indication of actual progress in the way of improved terms.”

“We respectfully request that the Board allow the proposed transaction with Alcon to be terminated in accordance with the direction already expressed by shareholders, and that STAAR move forward on a path to realize the significant value we believe the Company is capable of achieving,” the firm’s CIO, Christopher Wang, concluded in the letter.

STAAR shares rose as much as 6% earlier in the week amid speculation that Alcon could return with a higher bid. The rally followed analyst commentary suggesting ongoing negotiations between the two sides. The stock has since pared gains, down about 2.1% in afternoon trading Friday, leading to a loss of 1.1% on the week.

In an October 27 note, Piper Sandler analyst Adam Maeder wrote that the delayed shareholder vote “suggests to us that the two parties may be discussing the potential to amend deal terms, including the offer price.” He added that Alcon’s current $28-per-share offer implies roughly 4x 2026 consensus revenue for STAAR — “a reasonable multiple for an asset that is expected to grow at a +10% CAGR from 2026-2030, according to the proxy.” Maeder said he does not expect Alcon “to come back with a materially higher bid,” though he acknowledged that “there has been significant shareholder opposition to the current proposal” and uncertainty remains over what price would satisfy investors.

If STAAR and Alcon cannot agree to revised terms, the high-profile sale may collapse entirely when shareholders reconvene in December.

Both STAAR Surgical and Broadwood Partners declined to comment on the matter.